Filed Pursuant to General Instruction II.L of Form F-10
File No. 333-116861

No securities regulatory authority has expressed an opinion about these securities and it is an offense to claim otherwise.

PROSPECTUS SUPPLEMENT
(To base shelf prospectus dated July 13, 2004)

NEW ISSUE	The date of this prospectus supplement is December 9, 2004

UP TO 4,891,051 SHARES OF COMMON STOCK AND WARRANTS
TO PURCHASE UP TO 1,077,120 SHARES OF COMMON STOCK OF

BIOMIRA INC.

This prospectus supplement relates to an offering by us on a “best efforts” basis of up to a maximum of 4,891,051 shares of our common stock at a purchase price of U.S. $2.57 per share. Investors participating in the offering will receive warrants, at an exercise price of U.S. $3.45 per share, to purchase 0.20 shares of common stock for every 1 share of common stock purchased in the offering.

We are permitted, under a multi jurisdictional disclosure system adopted by the United States, to prepare this prospectus supplement in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared the financial statements included or incorporated herein by reference in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies.

		Underwriting	Proceeds to Biomira
	Price to Public	Commission (2)	(before expenses)
Per share of common stock (1)	U.S. $2.57	U.S. $0.1028	U.S. $2.4672
Maximum Total	U.S. $12,570,000	U.S. $502,800	U.S. $12,067,200

Notes:

(1)	Each investor will receive warrants to purchase 0.20 shares of common stock for every 1 share of common stock purchased in the offering.

(2)	Our placement agent, Rodman & Renshaw, LLC (“Rodman”), will also receive a number of warrants (warrants to purchase up to 98,910 shares of common stock if this offering is fully subscribed), at an exercise price of U.S. $3.45 per share, equal to approximately 2% of the number of shares of common stock actually sold to the public through Rodman. We also qualify the warrants and the shares of common stock issuable on exercise of the warrants paid to Rodman under this prospectus supplement. See “Plan of Distribution” on page 4 for more information regarding these arrangements.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in this prospectus supplement or the accompanying prospectus are residents of Canada, and many of our assets are located in Canada.

Our common stock is traded on the Nasdaq National Market under the symbol “BIOM” and on the Toronto Stock Exchange under the symbol “BRA.” The closing price of the common stock on the Nasdaq National Market on December 7, 2004 was U.S. $3.02, and the closing price of the common stock on the Toronto Stock Exchange on December 7, 2004 was Cdn. $3.61. There is no market through which our warrants may be sold and purchasers may not be able to resell our warrants purchased under this prospectus supplement.

INVESTING IN OUR COMMON STOCK AND WARRANTS INVOLVES A HIGH DEGREE OF RISK. SEE
THE RISK FACTORS IN THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED
BY REFERENCE THEREIN TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING
SHARES OF OUR COMMON STOCK AND WARRANTS

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

RODMAN & RENSHAW, LLC

ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
DILUTION
PLAN OF DISTRIBUTION
DESCRIPTION OF WARRANTS
CERTAIN LEGAL MATTERS
RECONCILIATION TO UNITED STATES GAAP
Supplemental U.S. GAAP Disclosures
AUDITORS’ CONSENT
CERTIFICATE OF THE PLACEMENT AGENT
CERTIFICATE OF BIOMIRA INC.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. Under our base shelf registration, this prospectus supplement, which describes the specific terms of the shares of our common stock and warrants that we are offering and also adds to and updates certain information contained in the accompanying prospectus and the documents incorporated by reference. The accompanying prospectus dated July 13, 2004, gives more general information, some of which may not apply to the shares of our common stock and warrants that we are offering. The accompanying prospectus is referred to as the “prospectus” or the “accompanying prospectus” in this prospectus supplement. Under the prospectus, we may sell any combination of the securities described in the prospectus up to a total dollar amount of U.S. $100,000,000, of which this offering is a part.

In the prospectus, we provide you with a general description of the shares of our common stock that we are offering. We additionally describe in this prospectus supplement the warrants that we are offering with the common stock and specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and warrants and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” on page 3 of the accompanying prospectus before investing in our common stock and warrants.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell shares of common stock and warrants only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock and warrants.

In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the accompanying prospectus. All references to “dollars”, “Cdn. $” or “$” are to Canadian dollars and all references to “U.S. $” are to United States dollars. In this prospectus supplement, unless the context otherwise indicates, the “Company”, “we”, “us” and “our” each refer to Biomira Inc. and its subsidiaries. All financial information included and incorporated by reference in this prospectus supplement is determined using Canadian generally accepted accounting principles (“Canadian GAAP”).

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this prospectus supplement from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Investor Relations Department of Biomira Inc., 2011 – 94 Street, Edmonton, Alberta, Canada, T6N 1H1 (telephone (780) 450-3761) or by accessing the Corporation’s disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which may be accessed at www.sedar.com.

In addition to its continuous disclosure obligations under the securities laws of the provinces of Canada, Biomira is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files with, or furnishes to, the SEC reports and other information. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. You may read any document we furnish to the SEC at the SEC’s public reference room at Room

1200, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, documents filed with, or furnished to, the SEC on and after August 5, 2002, have been filed electronically and may be accessed on the SEC’s Edgar site, which may be found on the internet at www.sec.gov/edgar/searchedgar/webusers.htm.

Under the short form prospectus system adopted by the securities commissions and other regulatory authorities in each of the provinces of Canada and under the multijurisdictional disclosure system adopted by the United States and Canada, we are permitted to incorporate by reference the information we file with securities commissions in Canada, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the securities commission or other similar authority in each of the provinces of Canada and to the extent applicable, supersede documents of a similar nature that were previously incorporated by reference:

(a)	our Material Change Report dated September 30, 2004 announcing that the United States Food and Drug Administration had granted fast track status to the investigation of BLP25 Liposome Vaccine for its proposed use in the treatment of non-small cell lung cancer;

(b)	our Material Change Report dated December 3, 2004 concerning the updated survival analysis of the Company’s Phase IIb study of BLP25 Liposome Vaccine for the treatment of non-small cell lung cancer;

(c)	the information contained under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Interim Report to shareholders for the 9 months ended September 30, 2004; and

(d)	our unaudited comparative consolidated financial statements for the 9 months ended September 30, 2004 together with the notes thereto.

Any documents of the type referred to in the preceding paragraph, or similar material, including all Annual Information Forms, all information circulars, all financial statements, all material change reports (excluding confidential reports, if any), all updated earnings coverage ratio information, as well as all prospectus supplements disclosing additional or updated information, filed by us with securities commissions or similar authorities in the relevant provinces of Canada subsequent to the date of this prospectus supplement and prior to the termination of any offering under this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement. We also incorporate by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part all future annual reports and any other information we file with or furnish to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, if and to the extent expressly provided in such report, until we sell all of the common shares and warrants under this offering.

USE OF PROCEEDS

If we were to sell 4,891,051 shares of our common stock pursuant to this offering, the net proceeds to us from this offering, after deducting the estimated placement agent fees and our estimated offering expenses, will be approximately U.S. $12,007,200 based upon the public offering price of U.S. $2.57 per share. Our placement agent, Rodman & Renshaw, LLC (“Rodman”), will be working solely on a “best efforts” basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus. We plan to use the net proceeds we raise for general corporate purposes, including in connection with continued research and product development, including pre-clinical studies, clinical trials and otherwise moving product candidates towards commercialization. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the status of our product development and clinical trial efforts, regulatory approvals, competition, marketing and sales activities and the market acceptance of any products introduced by us.

Pending application of the proceeds of sale of the securities, Biomira intends to invest the net proceeds of the sale in short-term, investment-grade, interest-bearing instruments.

DILUTION

The net tangible book value of our common stock on September 30, 2004 was U.S. $20,554,220, or approximately U.S. $0.283 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total tangible liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock and the shares of our common stock issuable on exercise of the warrants in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after September 30, 2004, other than the sale of the 4,891,051 shares of common stock at a price of U.S. $2.57 per share and the 1,077,120 shares of our common stock issuable on exercise (at U.S. $3.45 per share) of the warrants qualified by us under this prospectus supplement and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our net tangible book value would have been U.S. $36,277,484 or approximately U.S. $0.462 per share. This represents an accretion in net tangible book value of approximately U.S. $0.179 per share to existing stockholders and a dilution in net tangible book value of U.S. $2.108 per share to new investors. If only the sale of the 4,891,051 shares of common stock under this offering is taken into account, without taking into account the warrants, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our net tangible book value would have been U.S. $32,561,420, or approximately U.S. $0.42 per share. This represents an immediate accretion in net tangible book value of approximately U.S. $0.137 per share to existing stockholders and an immediate dilution in net tangible book value of U.S. $2.15 per share to new investors.

PLAN OF DISTRIBUTION

This prospectus supplement relates to an offering by us on a “best efforts” basis of up to 4,891,051 shares of our common stock at a purchase price of U.S. $2.57 per share and warrants to purchase up to 978,210 shares of our common stock at an exercise price of U.S. $3.45 per share, to certain individual and institutional investors in Canada and outside of Canada. Investors participating in the offering will receive warrants to purchase 0.20 shares of common stock for every 1 share of common stock purchased in the offering. In connection with this offering, we will pay fees and issue up to 98,910 warrants to Rodman, at an exercise price of U.S. $3.45 per share, who will be working solely on a “best efforts” basis. Therefore, we may not sell the entire amount of shares of our common stock and warrants offered pursuant to this prospectus supplement.

Rodman may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the United States Securities Act of 1933, as amended, (the “Securities Act”), and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, Rodman would be required to comply with the requirements of the Securities Act and the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by Rodman. Under these rules and regulations, Rodman:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until such time as it has completed its participation in the distribution.

On December 7, 2004, we entered into a letter agreement with Rodman pursuant to which Rodman agreed to act as a placement agent for purchasers of our securities pursuant to the offering described in this prospectus supplement. Pursuant to the letter agreement, we will issue to Rodman 98,910 warrants, pay to Rodman a U.S. $10,000 expense allowance and pay to Rodman, with respect to any financing of equity or debt (including without limitation this offering) or other capital raising activity of the Company within 18 months of the date of the letter agreement with any investors which Rodman introduces to Biomira in connection with this offering, a cash fee equal to 4% of all cash proceeds received by us from such investors. The warrants to be issued to Rodman as part of the placement agent’s fee will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus supplement except to officers or partners (not directors) of Rodman pursuant to Rule 2710(c)(7)(A) of the NASD Conduct Rules. Under no circumstances, however, will the fee, commission or discount received by Rodman or any other NASD member or independent broker-dealer exceed 8% for the sale of any securities in this offering.

We have also agreed to indemnify Rodman against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Rodman may be required to make in respect of such liabilities.

DESCRIPTION OF WARRANTS

This prospectus supplement relates to the issuance of warrants to purchase up to 1,077,120 shares of our common stock (including the 98,910 compensation warrants issuable to Rodman) and the issuance of the shares of common stock upon exercise of the warrants. The warrants will have an exercise price of U.S. $3.45 per share and are not exercisable until after the expiry of 6 months (one year for the warrants issuable to Rodman) from the date of closing of the offering described in this prospectus supplement. The warrants will expire if not exercised on the third anniversary of the date of closing of this offering. The shares of our common stock underlying the warrants, when issued upon exercise of the warrants, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of the underlying common stock except for any tax payable in respect of any transfer in a name other than the holders.

The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares issuable. Such adjustments will occur in the event, among others, of a:

•	merger,

•	stock split or reverse stock split,

•	stock dividend,

•	sale or transfer of all or substantially all of the Company’s assets,

•	recapitalization, or

•	distribution of assets.

We are not required to issue fractional shares upon the exercise of the warrants. The holders of the warrants will not possess any rights as shareholders of Biomira until such holders exercise the warrants.

Each warrant may be exercised upon surrender of the warrant (subject to the book entry provisions of the warrant) on or before the expiration date of the warrant at our offices with the Form of Election to Purchase attached to the warrant completed and executed as indicated, accompanied by payment of the exercise price in immediately available funds, by certified or bank draft or by wire transfer to an account designated by us, for the number of shares with respect to which the warrant is being exercised. We will promptly deliver certificates representing the purchased shares to the registered holder of the warrant, registered in the name specified in the Form of Election to Purchase. The warrants do not contain provisions for cashless exercise (except in circumstances where we are unable to deliver unlegended certificates representing freely tradeable purchased shares to the registered holder of the warrant) and there is no minimum or maximum amount which may be exercised at any one time.

The warrants (or any portion thereof) may not be transferred or assigned without our prior written consent except in certain limited circumstances. Subject to the foregoing, we shall register the transfer or assignment of any portion of a warrant in the warrant register upon surrender of the warrant at our offices with the Form of Assignment attached to the warrant completed and executed as indicated. Upon any such transfer or assignment, a new warrant evidencing the portion transferred shall be issued to the transferee, and a new warrant evidencing the remaining portion not transferred shall be issued to the transferor. Each warrant is exchangeable, upon surrender of the warrant at our offices, for one or more new warrants, evidencing in the aggregate the right to purchase the number of shares of our common stock which may then be purchased pursuant to the warrant.

For the life of the warrants, the holders of the warrants have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of the underlying common stock. The warrant holders may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of our common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we obtain additional capital during the life of the warrants may be adversely affected by the existence of these warrants.

The warrants will not be listed on any exchange or quotation system. We will act as warrant agent under the warrants.

CERTAIN LEGAL MATTERS

The validity of the shares of common stock and the warrants we are offering will be passed upon for us by Fraser Milner Casgrain LLP, Edmonton, Canada, and in reliance on their opinion, by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for Rodman by Feldman Weinstein LLP, New York, New York.

As of December 9, 2004 the partners and associates of Fraser Milner Casgrain LLP and Pepper Hamilton LLP as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

RECONCILIATION TO UNITED STATES GAAP

We are permitted, under a multi jurisdictional disclosure system adopted by the United States, to prepare this prospectus supplement in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared the financial statements included or incorporated herein by reference in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies.

Summary of significant differences between generally accepted accounting principles in Canada and the United States

The unaudited comparative consolidated financial statements for the 9 months ended September 30, 2004 incorporated herein by reference have been prepared in accordance with Canadian GAAP that differs in some respects from those used in the United States (U.S. GAAP). Significant differences between Canadian and United States generally accepted accounting principles are described in Note 18 of the Company’s audited consolidated financial statements for the years ended December 31, 2003 and 2002. The significant differences in accounting principles as they pertain to the unaudited comparative consolidated financial statements for the 9 months ended September 30, 2004 are as follows (all dollar amounts expressed in thousands of Canadian dollars, except per share amounts):

Business acquisition

Under U.S. GAAP, the acquisition of Biomira USA Inc. (formerly OncoTherapeutics, Inc.) in 1995 was accounted for at an effective date that was different from the effective date required under Canadian GAAP. The effect of this difference is that under U.S. GAAP the value of the net shares issued was higher by $3,142, increasing the research and development acquired on acquisition by an equal amount. In addition, under U.S. GAAP, the research and development acquired would be expensed on the date of acquisition, whereas under Canadian GAAP it must be deferred and amortized.

Comprehensive income

Under U.S. GAAP, SFAS No. 130 requires that companies report comprehensive income as a measure of overall performance. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The only component of comprehensive income that currently affects the Company’s performance is unrealized holding gains and losses on available-for-sale short-term investments (as described in the following section). There is no concept similar to comprehensive income under current Canadian GAAP.

Short-term investments

Under U.S. GAAP, SFAS No. 115 requires that available-for-sale short-term investments be reported at fair value, with unrealized temporary holding gains and losses excluded from earnings and reported in comprehensive income and also as a net amount in accumulated other comprehensive income until realized. Canadian GAAP requires that these investments be carried at the lower of cost and market value with any unrealized losses recorded in the consolidated statements of operations. Once written down, these investments are not adjusted upward for subsequent appreciation in market value. Such gains are recognized only upon final disposition of the investments.

As at September 30, 2004, an unrealized holding gain of nil (December 31, 2003 — nil) is included in the consolidated balance sheets, and the net change in the unrealized holding gain between 2003 and 2002 of ($471) is reflected in the consolidated statements of comprehensive (loss) income for U.S. GAAP. These amounts are not recorded under Canadian GAAP.

Under Canadian GAAP, the Company recorded a provision in 1999 for unrealized holding losses of $332 on short-term investments in the consolidated statements of operations. Under U.S. GAAP, this amount has been excluded from the consolidated statements of operations and included in the consolidated statements of comprehensive (loss) income including a reclassification adjustment related to a recognized loss of $15.

Convertible debentures

Under U.S. GAAP, the proceeds from the convertible debentures issued in 2001 totalling $18,844, net of issue costs of $1,412, and net of the fair value of $3,338 attributed to warrants, are recorded as a liability. Accordingly, the Company recorded accretion of convertible debentures for the period ending September 30, 2004 of nil (2003 — $713), and interest, foreign exchange (gain) loss and carrying charges on convertible debentures for the period ended September 30, 2004 of nil (2003 — $474) in the consolidated statements of operations. Accretion and amortization were charged to income from the date of issue of the debentures. Currently under Canadian GAAP, the convertible debentures are presented as equity, with accretion, amortization, and interest related to the debentures being charged to equity. Accretion and amortization charges commenced on the date that the Company began making principal repayments.

As a liability instrument under U.S. GAAP, the convertible debentures have been translated at the current foreign exchange rate in effect as at the balance sheet date, with a translation (gain) loss for the period ending September 30, 2004 of nil (2003-$35) being recorded in the consolidated statements of operations. Under Canadian GAAP, the debentures are translated at the historical exchange rate, with foreign exchange gains and losses arising only upon repayment of principal.

Warrants

Under U.S. GAAP, Emerging Issues Task Force 00-19 and APB Opinion No. 14, the fair value of warrants issued would be recorded as a reduction to the proceeds from the issuance of common shares and convertible debentures, with the offset to additional paid-in capital. The warrants have been presented as a separate component of shareholders’ equity for Canadian GAAP purposes.

For the nine months ended September 30, 2004, no warrants were exercised. For the twelve months ended December 31, 2003, 266,666 warrants having a strike price of US $1.66 were exercised, resulting in a credit to share capital of $889, representing $592 in cash proceeds and $297 reclassified from additional paid-in capital.

Stock-based compensation

Effective January 1, 2004, the Company adopted the fair value based method of accounting for employee stock options granted on or after January 1, 2002 retroactively without restatement as allowed under the transitional provisions of CICA Handbook Section 3870. As a result, the opening balances of deficit, contributed surplus, and share capital were increased by $1,573, $1,546, and $27 respectively at January 1, 2004. No similar adjustments are required under U.S. GAAP as the Company has elected to continue measuring compensation expense, as permitted under SFAS No. 123, using the intrinsic value based method of accounting for stock options. Under this method, compensation is the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an optionee must pay to acquire the stock.

For Canadian GAAP, the Company recorded in the nine months ended September 30, 2004, stock based compensation expense of $812 (2003 — nil) in the unaudited consolidated statement of operations and an offsetting adjustment to contributed surplus and share capital of $23 (2003 — nil) in the unaudited consolidated balance sheet.

The table below presents the pro forma disclosures required under U.S. GAAP (unaudited):

	Nine months ended
	Sep-30	Sep-30
	2004	2003
Net loss to common shareholders — U.S. GAAP	7,832	14,596
Compensation expense under SFAS No. 123	2,646	3,657

Pro forma net loss to common shareholders — U.S. GAAP	$10,478	$18,253

Pro forma basic and diluted loss per share — U.S. GAAP	$0.14	$0.29

Effect of Canadian — U.S. GAAP differences

The effect of all the above differences between Canadian and U.S. GAAP on the Company’s unaudited consolidated financial statements is set out below:

Consolidated Balance Sheets

	Sep-30	Dec-31
	2004	2003
Short-term investments (as reported)	$20,304	$17,443
Effect of SFAS 115	—	—

Short-term investments — U.S. GAAP	$20,304	$17,443

Share capital (as reported)	$359,728	$359,643
Retroactive application of Section 3870	(27)	—
Adjustment from stock options exercised in current year	(23)	—
Shares issued for business acquisition	3,142	3,142
Warrants issued in connection with August 31, 1999 CSPA	(315)	(315)

Share capital — U.S. GAAP	$362,505	$362,470

Warrants (as reported)	$8,555	$8,555
Warrants issued in connection with convertible debentures accounted for as additional paid-in capital	(3,338)	(3,338)
Warrants issued in connection with equity placements	(5,514)	(5,514)
Exercise of warrants	297	297

Warrants — U.S. GAAP	$—	$—

Contributed surplus (as reported)	$11,236	$8,901
Retroactive application of Section 3870	(1,546)	—
Adjustment from stock options exercised in current year	23	—
Stock compensation expense recorded in current year for Canadian GAAP	(812)	—

Contributed surplus — U.S. GAAP	$8,901	$8,901

Additional paid-in capital (as reported)	$—	$—
Warrants issued in connection with August 31, 1999 CSPA	315	315
Warrants issued in connection with convertible debenture	3,338	3,338
Warrants issued in connection with equity placements	5,514	5,514
Exercise of warrants	(297)	(297)

Additional paid-in capital — U.S. GAAP	$8,870	$8,870

Consolidated Balance Sheets (continued)

	Sep-30	Dec-31
	2004	2003
Deficit (as reported)	$(355,566)	$(345,349)
Shares issued for business acquisition	(3,142)	(3,142)
Retroactive application of Section 3870	1,573	—
Stock compensation recorded in current year for Canadian GAAP	812	—

Deficit — U.S. GAAP	$(356,323)	$(348,491)

Shareholders’ equity (as reported)	$23,953	$31,750
Effects of SFAS 115	—	—

Shareholders’ equity — U.S. GAAP	$23,953	$31,750

Consolidated Statements of Operations

	Nine months ended
	Sep-30	Sep-30
	2004	2003
Net loss from operations (as reported)	$(8,644)	$(14,342)
Stock compensation expense as recorded in current year for Canadian GAAP	812	—
Reclassification adjustment — realized loss on short-term investments	—	(15)
Foreign exchange gain (loss) on translation of convertible debentures	—	35
Accretion and amortization of debt issue costs	—	(713)
Interest, foreign exchange gain (loss), and carrying charges on convertible debentures	—	439

Net loss — U.S. GAAP	$(7,832)	$(14,596)

Consolidated Statements of Comprehensive (Loss) Income

	Nine months ended
	Sep-30	Sep-30
	2004	2003
Net loss — U.S. GAAP	$(7,832)	$(14,596)
Current year effect of SFAS 115	—	—
Reversal of SFAS 115 effect from prior year	—	(471)
Reclassification adjustment — realized loss on short-term investments	—	15

Comprehensive loss — U.S. GAAP	$(7,832)	$(15,052)

Loss per Common Share

	Sep-30	Sep-30
	2004	2003
Canadian GAAP
Basic and diluted loss per share	$0.12	$0.25

U.S. GAAP
Basic and diluted loss per share	$0.11	$0.25

Supplemental U.S. GAAP Disclosures

The following additional disclosures are required under U.S. GAAP:

Employee benefit plan

Under a defined contribution plan available to permanent employees, the Company is committed to matching employee contributions up to limits set by the terms of the plan as well as limits set by Canadian and U.S. tax authorities. For the period ended September 30, 2004 and comparable period in 2003 respectively, the Company’s matching contributions to the plan totaled $159 (2003 — $169). There were no changes to the plan during the year.

Recent and Pending Accounting Pronouncements

In December 2003, the FASB revised FIN No.46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” to those entities (defined as VIEs) in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack voting control, an obligation to absorb expected losses or the right to receive expected residual returns. FIN No. 46(R) requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE.FIN No. 46(R) was effective for the company in the first quarter, and there was no material impact on its financial position, results of operations or cash flows from adoption.

In March 2004, the FASB ratified consensuses reached by the Emerging Issues Task Force (“EITF”) with respect to EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. EITF Issue No. 03-1 addresses recognition, measurement and disclosure of other-than-temporary impairment evaluations for securities within the scope of SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities”, and equity securities that are not subject to the scope of SFAS No. 115 and are not accounted for under the equity method according to Accounting Principles Board Opinion No. 18, ‘The Equity Method of Accounting for Investments in Common Stock”. The recognition and measurement guidance is effective for reporting periods beginning after June 15, 2004. Disclosures for cost method investments are required to be included in annual financial statements prepared for fiscal years ending after June 15, 2004. In September 2004, the FASB issue FSP EITF Issue 03-1-1, which delayed the effective date of certain guidance on how to evaluate and recognize an impairment loss that is other than temporary, pending issuance of proposed FSP EITF Issue 03-1-a. The Company does not expect this consensus or FSP to have a material impact on its consolidated financial statements.

In March 2004, the FASB issue an exposure draft, “Share-Based Payment — an amendment of Statements No. 123 and 95” that addresses the accounting for share-based payments transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposal would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and generally would require instead that such transactions be accounted for using a fair-value-based method. In October 2004, the FASB deferred the effective date of the proposal to interim or annual periods beginning after June 15, 2005, meaning that an entity would apply the guidance to all employee awards of share-based payment granted, modified, or settled in any interim or annual period beginning after June 15, 2005. The Company is reviewing the proposal to determine the potential impact, if any, on its consolidated financial statements.

In June 2004, the FASB issued an exposure draft of a proposed Statement, “Fair Value Measurements” to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current US GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to remeasure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005.

In September 2004, the SEC staff provided guidance on the use of the so-called “residual method” to value acquired intangible assets other than goodwill in a business combination. The SEC concluded that the residual method does not comply with the requirements of FASB Statement No. 141, “Business Combinations”, and, accordingly, should no longer be used. Instead, a direct value method should be used to determine the fair value of all intangible assets required to be recognized. Similarly, impairment testing of intangible assets should not rely on a residual method, and should comply instead with the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets”. The residual method should not be used in accounting for intangible assets (other than goodwill) acquired in business combinations completed after September 29, 2004. Further, companies that have applied the residual method to the valuation of intangible assets for purposes of impairment testing will be required to perform an impairment test (no later than the beginning of their first fiscal year beginning after December 15, 2004) using a direct method. The company does not expect this announcement to have a material impact on its consolidated financial statements.

In September 2004, the EITF discussed Issued No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a tentative consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract, or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. If ratified, the effective date of this consensus would be for a component of an entity that has been either disposed of, or classified as held-for-sale, in periods beginning after December 15, 2004.

AUDITORS’ CONSENT

We have read the prospectus supplement to the short-form base shelf prospectus dated July 13, 2004 of Biomira Inc. (the “Corporation”) dated December 9, 2004, (collectively referred to as the “Prospectus”), relating to the offering for sale of up to 4,891,051 shares of common stock and warrants to purchase up to 1,077,120 shares of common stock of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above mentioned Prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2003 and 2002, and the consolidated statements of operations, deficit, and cash flow for each of the years in the three-year period ended December 31, 2003. Our report is dated February 20, 2004.

(Signed) Deloitte & Touche LLP

Chartered Accountants

Edmonton, Canada
December 9, 2004

CERTIFICATE OF THE PLACEMENT AGENT

Dated: December 9, 2004

To the best of our knowledge, information and belief, the short form base shelf prospectus dated July 13, 2004, together with the documents incorporated in the prospectus by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the prospectus and this supplement as required by the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, Prince Edward Island, Newfoundland and Labrador and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.

Rodman & Renshaw, LLC
(Signed) EDWARD RUBIN

CERTIFICATE OF BIOMIRA INC.

Dated: December 9, 2004

The short form base shelf prospectus dated July 13, 2004, together with the documents incorporated in the prospectus by reference, as supplemented by the foregoing prospectus supplement, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the base shelf prospectus and this prospectus supplement as required by the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, Newfoundland and Labrador and Prince Edward Island.

(signed) T. ALEXANDER MCPHERSON, M.D., Ph.D.	(signed) EDWARD A. TAYLOR
CHIEF EXECUTIVE OFFICER	CHIEF FINANCIAL OFFICER

On behalf of the Board of Directors

(signed) RICHARD L. JACKSON DIRECTOR	(signed) MICHAEL C. WELSH DIRECTOR